EXHIBIT 5.1

December 29, 2005

Langer, Inc,
450 Commack Road
Deer Park, New York 11729-4510

Re:    Langer, Inc.
           Registration Statement on Form S-8

Gentlemen:

We have acted as special counsel to Langer, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) pertaining to the registration by the Company under the Securities Act of 1933, as amended, of an aggregate of 2,190,000  shares (the “Shares”) of the Company’s common stock, $.02 par value per share (“Common Stock”), pursuant to (i) the Langer Inc. 2005 Stock Incentive Plan (the “2005 Incentive Plan”); (ii) the Stock Option Agreement between Langer, Inc. and W. Gray Hudkins, dated November 12, 2004 (the “Hudkins Stock Option Agreement”); and (iii) the Restricted Stock Agreement between Langer, Inc. and W. Gray Hudkins, dated November 12, 2004 (the “Hudkins Restricted Stock Agreement”).  The 2005 Incentive Plan, the Hudkins Stock Option Agreement, and the Hudkins Restricted Stock Agreement are collectively referred to herein as the “Plans”.

We have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

We have relied, without independent investigation, upon a certificate from the Company’s Chief Financial Officer and Vice President as to certain factual and other matters.  We have also assumed that the Company will cause certificates representing Shares to be issued in the future to be properly executed and delivered and will take all other actions appropriate for the due and proper issuance of such Shares.  We have assumed for purposes of this opinion that options issued under the Plans, the Shares issued or issuable upon exercise of such options, and Shares issued or issuable pursuant to restricted stock awards issued or issuable under the Plans have been duly authorized by all necessary corporate action on the part of the Company and such options and Shares of restricted stock have been duly authorized and granted under the Plans.  We express no opinion regarding any shares reacquired by the Company after initial issuance.

We are members of the Bar of the State of New York and are not admitted to practice law in any other jurisdiction.  We do not hold ourselves out as being conversant with, and express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware, and laws of the United States of America.

Subject to the limitations stated in this letter, and subject further to the following limitations, it is our opinion that the Shares issued or issuable by the Company, under and in accordance with all of the provisions of the Plans, will, upon delivery thereof and receipt by the Company of all and adequate consideration owed to the Company therefor (assuming such consideration exceeds the par value therefor), be validly issued, fully paid and non-assessable.

The foregoing assumes that the Registration Statement will become and remain effective under the Securities Act of 1933, as amended, prior to any offering of the Shares pursuant to the terms thereof and will be amended, as appropriate, and that there will be compliance with all applicable state securities laws in connection with the offering of such securities, as well as compliance with the terms of the offering set forth in the Registration Statement.

This opinion is rendered solely for your benefit and may not be relied upon by any other person or entity.  This opinion is provided to you as of the date hereof.  We undertake no, and hereby disclaim any obligation to advise you of any change in any matter set forth herein.  Without our prior written consent, this opinion may not be quoted in whole or in part or otherwise referred to in any report or document furnished to any person or entity.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus, which forms a part thereof.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
KANE KESSLER, P.C.